TEKTRONIX, INC.
                       RETIREMENT EQUALIZATION PLAN
                       (January 1, 1996 Restatement)



Tektronix, Inc.
an Oregon corporation
PO Box 500
Beaverton, Oregon  97077                                          Tektronix


     Tektronix provides pension benefits for its employees through the Tektronix Pension Plan (the "Basic Plan"). Benefits under the Basic Plan are limited by maximum benefit rules under applicable law and regulations. Tektronix wishes to supplement Basic Plan benefits for a select group of management and highly compensated employees to make up for benefit amounts that are not payable under the Basic Plan because of benefit limits imposed by law. This Plan is intended to constitute an "excess benefit plan" (as defined in section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

     In order to accomplish the above purposes, Tektronix hereby amends and restates the Tektronix, Inc. Retirement Equalization Plan (the "Plan"), as follows:

1.   Administration.

     This Plan shall be administered by the Administrative Committee under the Basic Plan (the "Committee"). The Committee may delegate any or all of its duties with respect to the Plan (other than its duty to review denied claims or requests under Section 4.4) and/or the administration of benefit payments to Tektronix (acting through its Human Resources Department) or a third party acting as agent of the Committee. The Committee shall interpret the Plan and make determinations about participation and benefits. Any decision by the Committee within its authority shall be final and binding on all parties.

2.   Benefits.

     2.1 Eligibility. Any participant in this Plan, or (in the event of death) his or her spouse, beneficiary or contingent annuitant under the Basic Plan, who becomes entitled to a benefit under the Basic Plan shall be eligible for a benefit under
Section 2.3 only if his or her Basic Plan benefit is limited by Basic Plan provisions required by sections 401(a)(17) or 415 of the Internal Revenue Code (the "Code").

     2.2 Participation. An employee shall be a participant in this Plan if he or she is designated as being eligible for a benefit under Section 2.3 by

          (i) the Board of Directors of Tektronix (the "Board") or the Organization and Compensation Committee (the "O&C
     Committee") of the Board, in the case of an elected officer of Tektronix; or

          (ii) the Chief Executive Officer, in the case of any other management or highly compensated employee (including an appointed officer) of Tektronix;

provided, however, that no employee shall be considered a participant in this Plan unless and until he or she has received written notice of his or her designation. Notwithstanding the foregoing, no employee shall be designated as a participant in this Plan unless his or her "annual base pay rate" (as defined in the Basic Plan) exceeds $150,000 (as adjusted pursuant to section 401(a)(17) of the Code) (the "Minimum Rate"). Once an employee has become a participant pursuant to this Section 2.2, he or she will remain a participant throughout the remainder of his or her employment with Tektronix; provided, however, that no participant shall accrue any additional benefit under this Plan during any calendar year for which his or her total compensation is less than the Minimum Rate.

     2.3  Amount and Payment.

          (a) The benefit payable under this Plan shall be the difference between the benefit actually paid under the Basic Plan and the amount that would have been paid in the absence of the limits imposed by sections 401(a)(17) and 415 of the Code.

          (b) Benefit payments under this Plan shall be paid at the time and in the form that benefits are paid to the recipient under the Basic Plan.

          (c) In no event shall any employee who was a participant in this Plan as of the date on which the 1996 Restatement was executed receive a benefit under this Plan which is less than the amount he or she would have received under Section 3.2(b) if the Plan had been terminated effective as of that date.

3.   Amendment; Termination

     3.1 Amendment. Tektronix may amend this Plan at any time so long as the rights preserved on termination under Section 3.2 are not reduced. The power to amend this Plan may be exercised by either the Board or the O&C Committee.

     3.2 Termination. Tektronix may terminate the Plan at any time, as follows:

          (a) Termination shall be effected by notice to the Committee, which shall provide written notice of the termination to active, terminated or retired participants, and the spouses, beneficiaries or contingent annuitants of deceased participants. The termination date shall not be earlier than the first day of the month in which such notice is given.

          (b) After the effective date of termination of this Plan, no employee shall be eligible for any benefit under Section 2 except to the extent that such benefit is then accrued. A participant's accrued benefit shall be calculated based on the portion of his or her normal retirement benefit under this Plan, as projected to his or her normal retirement date in accordance with the procedures and actuarial assumptions in effect under the Basic Plan as of the effective date of termination, that had accrued as of that date.

          (c) The power to terminate this Plan may be exercised by either the Board or the O&C Committee.

4.   Claims Procedure

     4.1 Initial Claim. Any person claiming a benefit or requesting an interpretation, ruling or information under this Plan shall present the request in writing to the Committee Secretary who shall respond in writing as soon as is practicable.

     4.2 Response to Initial Claim. If the claim or request is denied, the written notice of denial shall state the following:

          (a) The reasons for denial, with specific reference to the terms of the Plan provisions on which this denial is based.

          (b) A description of any additional material or information required and an explanation of why it is necessary.

          (c) An explanation of the Plan's claims review procedures.

     4.3 Initial Notice of Denial. The initial notice of denial shall normally be given within 90 days of the review of the claim. If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be 180 days.

     4.4 Review of Denied Claims. Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Committee Secretary. The original decision will be reviewed by the Committee, which may, but shall not be required to, have the claimant appear before them. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

     4.5 Decision on Review. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

5.   General Provisions

     5.1 Nonassignability. No interest under this Plan of any participant, or (in the event of death) of his or her spouse, beneficiary or contingent annuitant under the Basic Plan, may be assigned, transferred, seized by legal process or subjected to the claims of creditors in any way.

     5.2 Notices. Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited postpaid as first class mail. Mail shall be directed to Tektronix at the address stated in this Plan, to the participant at the address shown on the Tektronix employment records, or to such other address as a party shall specify by notice to the other parties or as the Committee may determine to be appropriate. Notices to the Committee shall be sent to Tektronix's address.

     5.3 Not Contract of Employment. Nothing in this Plan shall give any employee the right to continue employment. The Plan shall not prevent discharge of any employee at any time for any reason.

     5.4 Funding Status. The benefits under the Plan shall not be "funded" (within the meaning of section 401(a)(1) of ERISA), but shall constitute liabilities of Tektronix, and/or of any grantor trust maintained in conjunction with this Plan, that are payable when due.

     5.5 Applicable Law. This Plan shall be construed according to Oregon law, except to the extent preempted by ERISA or other applicable federal law.

6.   Effective Date

     This amendment and restatement of the Plan shall be effective as of January 1, 1996, except as specified in Section 2.3(c).

7.   Execution

     In Witness Whereof, Tektronix, by its duly authorized officer, has executed this 1996 Restatement of the Plan on the date set forth below.
                              TEKTRONIX, INC.



                              By     JEROME J. MEYER
                                    ___________________
                                     Jerome J. Meyer

                              Title  Chairman & CEO

                              Date   April 15, 1996